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BANDAG, INCORPORATED o 2905 N. HWY. 61 o MUSCATINE, IOWA 52761-5886 o 563/262-1400
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                                            Leading the retread industry worldwide
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NEWS

FOR IMMEDIATE RELEASE                             CONTACT:  Warren W. Heidbreder
                                                    Phone:  (563) 262-1260
April 17, 2003                                   Web Site:  www.bandag.com



              BANDAG, INCORPORATED REPORTS 1ST QUARTER EPS OF $0.12

                                  Flash Results
                    Bandag, Incorporated (NYSE: BDG and BDGA)

           (In thousands, except per share data)             Q1 2003    Q1 2002
                                                             -------    -------
           Net sales                                          $175.3    $192.5

           Income before cumulative effect of
              accounting change                                $2.4      $1.2

           Diluted earnings per share before
              cumulative effect of accounting change          $0.12      $0.06

MUSCATINE, IOWA, April 17, 2003 -- Bandag, Incorporated (NYSE:BDG and BDGA) today reported consolidated net income of $2.4 million, or $0.12 per diluted share, for first quarter 2003. This compares to first quarter 2002 consolidated net income of $1.2 million, or $0.06 per diluted share, before the effect of an accounting change resulting from the adoption of SFAS No. 142 to recognize impairment of goodwill. Bandag reported a net loss of $46.0 million, or $2.21 per diluted share, including the effects of the required accounting change in first quarter 2002. Consolidated net sales for first quarter 2003 were $175.3 million, a decline of 9% compared to consolidated net sales of $192.5 million in the prior-year period.

In announcing first quarter earnings, Martin G. Carver, Chairman of the Board and Chief Executive Officer of Bandag said, "Bandag's earnings performance fared reasonably well in spite of dealer inventory stocking in the closing months of 2002, which adversely impacted first quarter 2003 results, and economic softness in North America during the first three months of the year. Tire Distributions Systems, Inc. (TDS) showed some improvement over last year as it continued to realign its distribution network, selling 17 of its locations to independent Bandag dealers during first quarter 2003. Customer acceptance of new equipment, service offerings and technology solutions at Bandag's second annual Fleet Executive Symposium and the Bandag Alliance Business Conference was particularly encouraging. Feedback indicates we have the tools and capabilities to improve the predictability of a fleet's tire system cost, and the consistent service coverage and product quality to allow fleets to operate more efficiently."

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Financial Highlights

o Consolidated net sales for first quarter 2003 were $175.3 million, a decline of 9% compared to consolidated net sales of $192.5 million in first quarter 2002. The decline primarily reflects the 21% decrease in sales at TDS, combined with a 4% decline in worldwide traditional business tread rubber volume.
o Consolidated gross margin declined nearly 2 percentage points during first quarter 2003 from the same period in 2002. The decline is primarily the result of margin erosion in North America, partially offset by lower sales at TDS which carry lower gross margins than in the traditional business.
o Consolidated operating and other expenses declined 15%, or $10.2 million. The decline was principally due to the absence in first quarter 2003 of approximately $4.0 million for litigation expense and $2.2 million related to converting SystemBandag users to the RoadWare(TM) software system, both of which were recorded in first quarter 2002.
o In North America, Bandag's traditional business experienced an 8% decline in demand for tread rubber during first quarter 2003. Bandag believes that approximately half of this decline relates to dealer buying during fourth quarter 2002 as dealers stocked inventories ahead of a January price increase. First quarter 2003 gross margin in North America was approximately 9 percentage points lower due to increased fleet and market-related sales deductions, coupled with higher manufacturing expenses and lower volume. Operating expenses for first quarter 2003 were $2.4 million higher than the prior-year period, primarily as a result of a $1.4 million increase in pension expense. Overall, North American operating profit decreased $8.7 million during first quarter 2003 from the prior-year period.
o In Europe, retread material volume increased approximately 18% over the prior-year period while sales increased 51%, reflecting the combined effects of a stronger Euro and increased sales volumes. Gross margin improved approximately 2.5 percentage points. First quarter 2003 operating profit was $1.4 million compared to a loss of $0.2 million in the prior-year period, despite an increase of $1.0 million in net foreign exchange losses from the prior-year period.
o In the International business unit, retread material volume decreased 5% and sales decreased 10% in first quarter 2003 as compared to first quarter 2002. Translation of International sales into US Dollars were negatively impacted by a decrease in the value of the Brazilian Real and the Mexican Peso. International operating profit, which benefited from an increase of $2.0 million in net foreign exchange gains from the prior-year period, increased $1.8 million from first quarter 2002.
o TDS' first quarter 2003 sales declined 21% to $63.6 million, primarily due to the 2002 and 2003 divestitures and closures of 44 locations. These divested and closed locations had sales of approximately $20.5 million in the first quarter of 2002. The locations that were divested in 2003 contributed $7.1 million to first quarter 2003 sales. TDS first quarter 2003 operating loss was $4.1 million, an improvement from the $6.0 million loss in the prior-year period.
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Commenting on the prospects for 2003, Mr. Carver said, "The economic outlook remains uncertain for the near term. Nevertheless, we're encouraged by the continued progress at TDS and our dealers' and fleet customers' positive response to Bandag's advancements as an innovative solutions provider for commercial tire dealers and the transportation industry."

Bandag, Incorporated manufactures retreading materials and equipment for its worldwide network of over 1,100 franchised dealers that produce and market retread tires and provide tire management services. Bandag's traditional business serves end-users through a wide variety of products offered by dealers, ranging from tire retreading and repairing to tire management systems outsourcing for commercial truck fleets. TDS, a wholly-owned subsidiary, sells and services new and retread tires.






























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                                             Bandag, Incorporated
                                       Unaudited Financial Highlights
                                    (In thousands, except per share data)

                                                                                              First Quarter
                                                                                             Ended March 31,
                                                                                             ---------------
Consolidated Statements of Earnings                                                       2003              2002
                                                                                          ----              ----

Net sales                                                                                 $ 175,279        $ 192,493
Interest income                                                                               1,156            1,409
Other income                                                                                  1,844            1,652
                                                                                      --------------    -------------
  Total income                                                                              178,279          195,554

Cost of products sold                                                                       115,331          122,999
Operating & other expenses                                                                   58,608           68,852
Interest expense                                                                                659            1,767
                                                                                      --------------    -------------
Total expenses                                                                              174,598          193,618
                                                                                      --------------    -------------
Income before income taxes and cumulative effect of accounting change                         3,681            1,936
Income taxes                                                                                  1,288              716
                                                                                      --------------    -------------
Income before cumulative effect of accounting change                                          2,393            1,220
Cumulative effect of accounting change (net of income tax benefit of $3,704)                      -          (47,260)
                                                                                      --------------    -------------
  Net income (loss)                                                                       $   2,393        $ (46,040)
                                                                                      ==============    =============

Basic earnings (loss) per share
  Income before cumulative effect of accounting change                                    $    0.13        $    0.06
  Cumulative effect of accounting change                                                          -            (2.30)
                                                                                      --------------    -------------
     Net income (loss)                                                                    $    0.13        $   (2.24)
                                                                                      ==============    =============

Diluted earnings (loss) per share
  Income before cumulative effect of accounting change                                    $    0.12        $    0.06
  Cumulative effect of accounting change                                                          -            (2.27)
                                                                                      --------------    -------------
     Net income (loss)                                                                    $    0.12        $   (2.21)
                                                                                      ==============    =============

Weighted average shares outstanding
      Basic                                                                                  19,118           20,591
      Diluted                                                                                19,277           20,781



                                                                                              First Quarter
                                                                                             Ended March 31,
                                                                                             ---------------
Segment Information                                                                       2003              2002
-------------------                                                                       ----              ----

Net Sales

North America                                                                            $   72,212       $   76,291
Europe                                                                                       18,981           12,560
International                                                                                20,472           22,750
TDS                                                                                          63,614           80,892
                                                                                      --------------    -------------
  Total net sales                                                                        $  175,279       $  192,493
                                                                                      ==============    =============

Segment Operating Profit (Loss)

North America                                                                            $    3,916       $   12,663
Europe                                                                                        1,390            (172)
International                                                                                 3,671            1,907
TDS                                                                                          (4,052)          (5,965)
Corporate expenses & other                                                                   (1,741)          (6,139)
Net interest (expense) income                                                                   497             (358)
                                                                                      --------------    -------------
Income before income taxes and cumulative effect of accounting change                    $    3,681       $    1,936
                                                                                      ==============    =============



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                                             Bandag, Incorporated
                                        Unaudited Financial Highlights
                                                (In thousands)

                                                                                        Mar. 31,          Dec. 31,
Condensed Consolidated Balance Sheets                                                     2003              2002
-------------------------------------                                                     ----              ----
Assets:
Cash and cash equivalents                                                               $ 146,839         $ 129,412
Investments                                                                                11,218            14,261
Accounts receivable - net                                                                 125,353           154,484
Inventories                                                                                61,899            59,447
Other current assets                                                                       75,238            76,453
                                                                                      --------------    -------------
  Total current assets                                                                    420,547           434,057


Property, plant, and equipment - net                                                      112,608           116,698
Other assets                                                                               67,939            67,072
                                                                                      --------------    -------------
  Total assets                                                                          $ 601,094           617,827
                                                                                      ==============    =============

Liabilities & shareholders' equity:
Accounts payable                                                                        $  21,751         $  26,813
Income taxes payable                                                                       15,534            19,883
Accrued liabilities                                                                        86,083            93,459
Short-term notes payable and current portion of other obligations                           7,451             7,706
                                                                                      --------------    -------------
  Total current liabilities                                                               130,819           147,861

Long-term debt and other obligations                                                       44,899            45,373
Deferred income tax liabilities                                                                 -                 -
Shareholders' equity
  Common stock                                                                             19,218            19,152
  Additional paid-in capital                                                               14,821            13,034
  Retained earnings                                                                       438,461           442,251
  Equity adjustment from foreign currency translation                                     (47,124)          (49,844)
                                                                                      --------------    -------------
    Total shareholders' equity                                                            425,376           424,593
                                                                                      --------------    -------------
    Total liabilities & shareholders' equity                                            $ 601,094         $ 617,827
                                                                                      ==============    =============



                                                                                               Three Months
                                                                                             Ended March 31,
                                                                                             ---------------
Condensed Consolidated Statements of Cash Flows                                           2003              2002
-----------------------------------------------                                           ----              ----

Operating Activities
  Net income                                                                            $   2,393         $ (46,040)
  Cumulative effect of accounting change                                                        -            50,964
  Provisions for depreciation and amortization                                              7,200             7,687
  Decrease in operating assets and liabilities - net                                       10,482            27,792
                                                                                      --------------    -------------
    Net cash provided by operating activities                                              20,075            40,403
Investing Activities
  Additions to property, plant and equipment                                               (4,520)           (3,162)
  Purchases of investments - net                                                            3,043            (1,457)
  Payments for acquisitions of businesses                                                       -            (2,000)
  Proceeds from divestiture of businesses                                                   3,867                 -
                                                                                      --------------    -------------
    Net cash provided by (used in) investing activities                                     2,390            (6,619)
Financing Activities
  Principal payments on short-term notes payable and other long-term liabilities              (21)              (77)
  Cash dividends                                                                           (6,128)           (6,502)
  Purchases of Common Stock                                                                   (33)              (41)
                                                                                      --------------    -------------
    Net cash used in financing activities                                                  (6,182)           (6,620)
Effect of exchange rate changes on cash and cash equivalents                                1,144             1,042
                                                                                      --------------    -------------
    Increase in cash and cash equivalents                                                  17,427            28,206
Cash and cash equivalents at beginning of year                                            129,412           145,625
                                                                                      --------------    -------------
    Cash and cash equivalents at end of period                                          $ 146,839         $ 173,831
                                                                                      ==============    =============


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